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                                                                      Exhibit 12

                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (In Millions of Dollars)


                                               SECOND QUARTER      SIX MONTHS
                                               2000     1999      2000    1999
                                               ------  ------     -----   -----
Earnings before income taxes                    $76.7   $38.1     $149.7  $85.5

Add:
        Interest expense                         9.0      8.6       16.8   17.3
        Portion of rents representative of
          interest factor                        3.6      3.7        7.2    7.5
        Amortization of expense of long-
          term debt                              0.1      -          0.1    0.1
                                               -----    -----      -----  -----
Income as adjusted                             $89.4    $50.4    $173.8  $110.4
                                              ======    ======    ====== ======

Fixed charges:
        Interest expense                       $ 9.0      8.6    $ 16.8  $17.3
        Portion of rents representative of
           interest factor                       3.6      3.7       7.2    7.5
        Amortization of expense on long-
         term debt                               0.1      -         0.1    0.1
                                               -----    -----     -----  -----
        Fixed charges                           $12.7   $12.3     $24.1  $24.9
                                               ======   ======   ======  ======

        Ratio of earnings to fixed charges       7.04    4.10      7.21   4.43
                                               ======   ======   ====== ======


























                                      -15-


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